UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
Securities Exchange Act of 1934

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Freshpet, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 30, 2023, Freshpet Inc. (the “Company”) issued a press release in connection with the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”). A copy of the press release can be found below:

Freshpet Responds to JANA Partners’ Letter Regarding Freshpet Board Actions

SECAUCUS, N.J. – May 30, 2023 – Freshpet, Inc. (NASDAQ: FRPT) (“Freshpet” or the “Company”) today delivered the following letter to the legal counsel of the JANA Partners in response to JANA’s letter, dated May 25, 2023, to Freshpet’s legal counsel regarding actions taken by the Freshpet Board of Directors. The full text of the letter follows:

May 30, 2023

By Email and FedEx

Michael E. Swartz

Schulte Roth & Zabel LLP

919 3rd Avenue

New York, New York 10022

Dear Michael:

We write on behalf of our client, Freshpet, Inc. (the “Company”), in response to your letter of May 25, 2023 on behalf of JANA Strategic Investments Benchmark Master Fund, L.P. (“JANA”). Your letter contains several erroneous and unfounded claims about the Company’s board of directors (the “Board”), the composition of the Board’s classes, and the date of the Company’s 2023 Annual Meeting of Stockholders. Furthermore, you have omitted information critical to understanding the intent and effect of the Board’s actions addressed by your letter.

Contrary to your assertions, the Board has acted in the best interests of all stockholders, in accordance with the directors’ fiduciary duties, and in compliance with the requirements of the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Charter”). Regarding the two primary claims made by your letter:

●	You claim that Charles Norris’s upcoming retirement at the 2023 Annual Meeting is “pretext” and intended to reduce the seats subject to election at the 2023 Annual Meeting. In fact, Mr. Norris is not standing for re-election pursuant to the retirement policy adopted by the Board in June 2021.

●	You claim that the Board appointed David Biegger to serve as a director in Class I, rather than Class III, to avoid the need to subject him to an election contest at the 2023 Annual Meeting. In fact, the provisions of the Charter required Mr. Biegger’s appointment to Class I.

You also reference the date of the 2023 Annual Meeting. Holding the meeting in July is the opposite of entrenchment and did not disadvantage JANA’s nomination efforts, which were first publicly disclosed on September 22, 2022, prior to last year’s annual meeting.

Charles Norris is not seeking re-election due to the Board’s age-based retirement policy adopted in June 2021

The announcement of Mr. Norris’s upcoming retirement should not have come as a surprise to JANA. The retirement is the result of an age-based retirement policy adopted and publicly disclosed years ago.

On August 14, 2020, the Company publicly announced a five-year corporate governance enhancement program. The following slide describing these governance enhancements appeared on page 7 of the Company’s 2020 proxy statement, which is available on the Company’s investor relations website. Among other changes, the plan contemplated the adoption of a “director retirement policy” in 2021.

On June 8, 2021, the Company adopted a director retirement policy pursuant to which non-employee directors who attained the age of 75 would not be nominated for re-election or reappointment to the Board. The director retirement policy was discussed on pages 11 and 12 of the Company’s 2021 and 2022 proxy statements, respectively, which are likewise available on the Company’s investor relations website.

As disclosed in the Company’s 2021 proxy statement, Mr. Norris was then 75, and no other director was more than 64. It should have been clear to JANA that the retirement policy would result in Mr. Norris not standing for re-election at the 2023 Annual Meeting. Indeed, as I am confident your client is aware, the prominent event-driven equity research firm Gordon Haskett Research Advisors commented on the retirement policy and its implications in a March 16, 2023 note to subscribers.1

In light of the foregoing, we are skeptical that JANA ever believed that Mr. Norris would stand for re-election at the 2023 Annual Meeting, nor therefore believed that four director seats would be up for election.

The Charter required that David Biegger join the Board as a Class I director

On May 17, 2023, the Company announced Mr. Biegger’s appointment as a Class I director. The terms of the Charter mandated Mr. Biegger’s designation as a Class I director. Your assertions that the Board should have done otherwise are meritless.

As you acknowledge, the Charter requires that directors “be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III.”2 The Charter further provides that “[if] the number of directors divided into classes as set forth herein is hereafter changed, any newly created directorship(s) . . . shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.”3

Put simply, if the Board had done what JANA now seemingly demands (appointing Mr. Biegger into Class III), the Board would have violated the Charter. This is demonstrated by the below table that sets forth the classification of the Board before and after Mr. Biegger’s appointment compared to the classification that JANA apparently prefers.

[1]	Gordon Haskett wrote: “…Chairman Charlie Norris is 76 and the board adopted a retirement policy in 2021 that says non-employee directors will not be re-nominated for re-election after reaching age 75. It so happens Norris is up for re-election this year, so this policy falls squarely on him, and it makes him something of a lame duck.”
[2]	Article VI, Section 2(a) of the Charter.
[3]	Id.

	Class III (2023 Term)[4]	Class I (2024 Term)		Class II (2025 Term)
Immediately prior to Mr. Biegger’s appointment	4	2	[5]	4
Following Mr. Biegger’s appointment	4	3		4
If the Board had appointed Mr. Biegger to Class III as JANA seemingly demands	5	2		4

[4]	The number of directors in Class III in this table does not give effect to the retirement of Mr. Norris at the 2023 Annual Meeting.
[5]	Class I had been composed of two directors since Robert C. King resigned from the Board on September 24, 2020, and there were no director appointments between Mr. King’s resignation and the appointment of Mr. Biegger.

As this table plainly illustrates, the classification seemingly sought by JANA would have violated the aforementioned “as nearly equal in size as is practicable” Charter requirements. By contrast, appointing Mr. Biegger as a Class I director complied with the requirements of the Charter and resulted in class sizes that are no fewer than three and no greater than four.

In short, the Board complied with the Charter. The classification sought by JANA would not have complied.

Holding the 2023 Annual Meeting in July is the opposite of entrenchment and did not disadvantage JANA

Finally, you suggest in passing that holding the meeting in July, rather than in October, serves to entrench the Board. To the contrary, the change results in the terms of the incumbent directors up for re-election at the 2023 Annual Meeting being shortened by two months, and provides an earlier opportunity for the election of JANA’s slate of directors in lieu of incumbent directors. This is the opposite of entrenchment.

Further, nothing about this timing disadvantages JANA’s nomination efforts. On September 22, 2022, JANA disclosed that it had entered into nomination agreements with three individuals to stand for election at the 2023 Annual Meeting. In fact, JANA’s announcement of its potential nominees occurred eleven days prior to last year’s Annual Meeting. On December 9, 2022, JANA announced it had entered into a nomination agreement with a fourth candidate. Thus, including Scott Ostfeld (a JANA principal), JANA had five pre-arranged nominees from which to select at the time the Company announced the date of the 2023 Annual Meeting. Indeed, on May 25, 2023, JANA delivered a nomination notice to the Company with a slate of directors chosen from among these individuals. Thus, the notion that JANA’s nomination efforts were disadvantaged does not comport with the facts.

* * * *

The Board has acted in the best interests of all stockholders, in accordance with the directors’ fiduciary duties, and in compliance with the Charter’s requirements. Should JANA decide to challenge these actions or otherwise continue to make ill-informed and baseless accusations, the Company intends to vigorously defend itself and its record.

If you would like to discuss further, please feel free to contact me privately. This might be preferable to the public exchange of letters on these matters that was initiated by JANA’s press release of your prior letter.

The Company expressly reserves, and does not waive, any and all rights, claims and defenses with respect to this matter.

Sincerely,

/s/ Derek Zaba
Derek Zaba
Partner
Sidley Austin LLP

Cc:

Jessica Wood, Sidley Austin LLP
Andrew Stern, Sidley Austin LLP
Charlotte Newell, Sidley Austin LLP
A. Thompson Bayliss, Abrams & Bayliss

About Freshpet

Freshpet is the leading fresh food for dogs and cats. Since its conception in 2006, Freshpet has been on a mission to transform the lives of dogs and cats through the power of fresh, nutritious food, while pushing the boundaries of sustainable practices. The recipes are developed by Veterinarian Nutritionists and made with natural whole ingredients, like fresh meats, vegetables and fruits, which are cooked in small batches at lower temperatures to preserve their natural goodness. Sustainably-made in Bethlehem, PA and their new Kitchens in Ennis TX, Freshpet foods and treats are kept refrigerated until they arrive at Freshpet fridges in your local market, or are delivered direct to your door.

Freshpet is available in a growing number of mass, grocery, natural food, club, and pet specialty retailers across the United States, Canada and Europe, as well as online in the U.S. for direct delivery and through its partnership with Petco. From the care taken in partnering with farmers whose values align with theirs, to how each recipe is made, Freshpet’s commitment to integrity, transparency and social responsibility is a point of pride.

Connect with Freshpet:

https://www.facebook.com/Freshpet

https://twitter.com/Freshpet

http://instagram.com/Freshpet

http://pinterest.com/Freshpet

https://www.tiktok.com/@freshpet

Forward-Looking Statements

Certain of the Company’s statements included herein constitute “forward-looking” statements, including statements related to the future impact of the novel coronavirus, the future progress of our Freshpet Kitchens expansion, future governance changes, our growth potential and plans, our projected or targeted operating results, our ability to meet our sustainability targets, goals, and commitments, including due to the impact of climate change, our expectations regarding our future operating and economic environment, and our long-term capacity planning. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein, including potential costs associated with shareholder activism. For a detailed discussion of risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in the Company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q filed with the SEC. Such forward-looking statements are made only as of the date they are made. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Important Additional Information and Where to Find It

This communication is being made in connection with the Company’s upcoming 2023 annual meeting of shareholders (the “Annual Meeting”). The Company intends to file a proxy statement (the “Proxy Statement”), an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Security holders may obtain free copies of the Definitive Proxy Statement and other documents containing important information about Freshpet once such documents are filed with the SEC, free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents will also be available free of charge on the “Investors” section of Freshpet’s website at www.investors.freshpet.com.

Participants in the Solicitation

Freshpet, members of our Board of Directors and certain of our executive officers are “participants” in the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. Information regarding the Company’s Board of Directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023, as amended on May 1, 2023. To the extent such ownership interests have changed since such filings, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC, and will be reflected in the Proxy Statement for the 2023 Annual Meeting when filed with the SEC. Security holders may obtain free copies of these documents as described above.

Investor Contact

ICR

Jeff Sonnek

646-277-1263

Jeff.sonnek@icrinc.com

Media Contact:

Freshpet@edelmansmithfield.com